    Exhibit 5.1

599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

February 26, 2025
Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752

American Medical Systems Europe B.V.
Vestastraat 6, 6468 EX Kerkrade
The Netherlands

Boston Scientific Corporation
American Medical Systems Europe B.V.
€850,000,000 3.000% Senior Notes due 2031
€650,000,000 3.250% Senior Notes due 2034
Ladies and Gentlemen:
We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”) and as counsel to American Medical Systems Europe B.V., incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) in the Netherlands and an (indirect) wholly-owned subsidiary of the Company (“AMS Europe” and, together with the Company, the “Registrants”), in connection with the issuance and sale of €850,000,000 aggregate principal amount of AMS Europe’s 3.000% Senior Notes due 2031 (the “2031 Notes”) and €650,000,000 aggregate principal amount of AMS Europe’s 3.250% Senior Notes due 2034 (the “2034 Notes”, and together with the 2031 Notes, the “Notes”). The Notes are to be issued pursuant to the Underwriting Agreement—Basic Provisions, dated February 21, 2025, as supplemented by the Terms Agreement dated February 21, 2025 (as so supplemented, the “Underwriting Agreement”), among AMS Europe, the Company and the several underwriters named therein. The Notes are to be issued pursuant to an Indenture dated as of March 8, 2022 (the “Indenture”), among the Company, AMS Europe and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will be fully and unconditionally guaranteed by the Company pursuant to its guarantee (collectively, the “Guarantees” and together with the Notes, the “Securities”) as provided for in the Indenture.
In that connection, we have reviewed originals or copies of the following documents:
(a)The Indenture (including the Guarantee contained therein).

AOSHEARMAN.COM
Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(b)The Notes in global form as executed by AMS Europe.
The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.
We have also reviewed the following:
(a)    The automatic shelf registration statement on Form S-3 (Registration No. 333-285032) filed by the Registrants under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on February 18, 2025 (such registration statement, including the documents incorporated by reference therein and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, hereinafter referred to as the “Registration Statement”).
(b)    The base prospectus, dated February 18, 2025 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on February 18, 2025 (the “Base Prospectus”).
(c)    The preliminary prospectus supplement relating to the Securities, dated February 21, 2025, in the form first filed by AMS Europe pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein.
(d)    The final prospectus supplement relating to the Securities, dated February 21, 2025 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by AMS Europe pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).
(e)    The free writing prospectus of AMS Europe relating to the Securities, dated February 21, 2025, in the form first filed by AMS Europe pursuant to Rule 433 under the Securities Act with the Commission.
(f)    The Underwriting Agreement.

(g)    The Agency Agreement, dated February 26, 2025, among the Company, AMS Europe, U.S. Bank Europe DAC, as paying agent and registrar (the “Registrar”) and the Trustee (the “Agency Agreement”).
(h)    The Third Restated Certificate of Incorporation and Amended & Restated By-Laws of the Company, each as amended through the date hereof.
(i)    The officers’ certificate of the Company and AMS Europe, dated February 21, 2025, setting forth certain terms of the Securities.
(j)    Originals or copies of such other records of the Registrants, certificates of public officials and officers of the Registrants and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
In our review of the Opinion Documents and other documents, we have assumed:
(a)    The genuineness of all signatures.
(b)    The authenticity of the originals of the documents submitted to us.
(c)    The conformity to authentic originals of any documents submitted to us as copies.
(d)    As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the Opinion Documents and in certificates of public officials and officers of the Registrants.
(e)    That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Registrants, enforceable against each such party in accordance with its terms.
(f)    That:
(i)    Each Registrant is an entity duly organized under the laws of the jurisdiction of its organization.
(ii)    AMS Europe is an entity validly existing under the laws of the jurisdiction of its organization.
(iii)    AMS Europe has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents.
(iv)    The execution, delivery and performance by each of the Registrants of the Opinion Documents to which it is a party do not and will not:
(A)    except with respect to the Company, contravene its certificate or articles of incorporation, by-laws or other organizational documents;
(B)    except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or
(C)    result in any conflict with, or breach of, any agreement or document binding on it.
(g)    That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by either of the Registrants of the Opinion Documents to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, AMS Europe, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraphs (f) and (g) above, and our opinions below, the General Corporation Law of the State of Delaware with respect to the Company. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, AMS Europe, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.The Company is a corporation validly existing and in good standing under the law of the State of Delaware.
2.The Company (a) has the corporate power to execute, deliver and perform each Opinion Document to which it is a party and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of each Opinion Document to which it is a party.
3.    The Indenture, including the Guarantee contained therein, has been duly executed and delivered by the Company and AMS Europe, to the extent such execution and delivery is a matter of New York law, and is the legal, valid and binding obligation of the Company and AMS Europe, enforceable against the Company and AMS Europe in accordance with its terms.
4.    The Notes have been duly executed by AMS Europe to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of AMS Europe, enforceable against the AMS Europe in accordance with their terms and entitled to the benefits of the Indenture.
Our opinions expressed above are subject to the following qualifications:
(a)    Our opinions 3 and 4 are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
(b)    Our opinions 3 and 4 are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)    Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law. Where matters of applicable law, other than Generally Applicable Law, are relevant to such opinions, we have without independent investigation on our part assumed the accuracy and, to the extent necessary in connection with the opinions contained herein, relied upon the opinions, dated the date hereof, furnished to you of Baker McKenzie Amsterdam

N.V. delivered to you on the date hereof, and our opinions are subject to the same assumptions, qualifications and limitations with respect to matters of Dutch law expressed in such opinion.
(d)    Although the Indenture and the Securities provide for obligations of AMS Europe denominated in a currency other than United States dollars, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.
(e)    We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.
(f)    We express no opinion with respect to Section 115 of the Indenture and Section 23 of the Notes to the extent that such sections (i) contain a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States, or (ii) imply that a federal court of the United States has subject matter jurisdiction or (iii) purport to grant any court exclusive jurisdiction.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the Final Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Allen Overy Shearman Sterling US LLP
RA/im/jt
EK